Exhibit 10.2

AMENDMENT NO. 2 TO CREDIT AGREEMENT

This AMENDMENT NO. 2 TO CREDIT AGREEMENT (“Amendment”) is entered into as of September 5, 2013 by and among UTi WORLDWIDE, INC., a BVI Business Company incorporated under the laws of the British Virgin Islands (the “Borrower”), BANK OF THE WEST, a California banking corporation (the “Lender”), and each of the Subsidiary Guarantors (as defined in the Credit Agreement identified below).

RECITALS

A. Pursuant to that certain Credit Agreement dated as of June 24, 2011 by and among the Borrower, the Lender and each of the Subsidiary Guarantors party thereto (as amended by an Amendment No. 1 to Credit Agreement dated as of June 5, 2013 and as further amended, extended and replaced from time to time, the “Credit Agreement”), the Lender agreed to extend credit to the Borrower on the terms and subject to the conditions set forth therein. All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

B. The Lender and the Borrower desire to modify certain definitions and to modify limitations on Restricted Payments in the Credit Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments.

(a) Effective as of July 31, 2013, the definitions of “Consolidated EBITDA,” “Consolidated Fixed Charges,” “Consolidated Total Debt” and “Debt Service Ratio” in Section 1.01 of the Credit Agreement are each hereby amended and restated in their entirety to read as follows:

“Consolidated EBITDA” means the consolidated net Pre-taxation Profits of the Group for a Measurement Period:

(a) including the net Pre-taxation Profits of a member of the Group or business or assets acquired by a member of the Group during that Measurement Period for the part of that Measurement Period when it was not a member of the Group and/or the business or assets were not owned by a member of the Group; but

(b) excluding the net Pre-taxation Profits attributable to any member of the Group or to any business or assets sold during that Measurement Period, and

(c) excluding any non cash impairments or write ups of intangible assets,

and all as adjusted by:

(i) adding back Consolidated Interest Payable;

(ii) adding back depreciation and amortization; and

(iii) solely for each of the fiscal quarters identified below, adding back severance charges taken by the Borrower in an aggregate amount for the Measurement Period then ending not to exceed the amount set next to such Measurement Period below:

Measurement Period Ending	Maximum Severance Charges Added
July 31, 2013	$20,000,000
October 31, 2013	$50,000,000
January 31, 2014	$35,000,000
April 30, 2014	$20,000,000

“Consolidated Total Debt” means, without duplication, (a) all Indebtedness of the Group on a consolidated basis plus (b) any liabilities arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset plus (c) any Guaranty of a member of the Group with respect to liabilities of the type referred to in clause (b) above minus (d) solely for each Measurement Period beginning with the Measurement Period ending July 31, 2013 and ending with the Measurement Period ending April 30, 2014, to the extent otherwise included therein, Indebtedness in an aggregate amount not to exceed US$60,000,000 under a Capital Lease related to that certain warehouse facility in South Africa constructed for the Borrower to support the Borrower’s pharmaceutical business in the region.

“Debt Service Ratio” means, for any Measurement Period the ratio of (a) Consolidated EBITDA less distributions, dividends and redemptions on account of or with respect to capital stock or other equity interests of the Borrower or any Subsidiary (other than those (i) required to be paid under agreements entered into with Persons in order to obtain or maintain BBBEE status and (ii) received by the Borrower or a Subsidiary during such Measurement Period) to (b) Consolidated Fixed Charges. Notwithstanding the foregoing, for the purposes of the definition of “Debt Service Ratio” only, there shall be excluded from the calculation thereof to the extent otherwise included therein, (i) up to U.S. $2,100,000 paid by the Borrower in January, 2013 to satisfy the requirement to pay a make-whole amount in connection with the prepayment of the 2009 Notes and (ii) solely for each Measurement Period beginning with the Measurement Period ending April 30, 2013 and ending with the Measurement Period ending April 30, 2014, up to an aggregate of US. $6,000,000 in interest and scheduled principal payments under a Capital Lease related to that certain warehouse facility in South Africa constructed for the Borrower to support the Borrower’s pharmaceutical business in the region.

(b) New definitions of “Compliance Date” and “Second Amendment” are added in correct alphabetical order to Section 1.01 of the Credit Agreement to read as follows:

“Compliance Date” means the date on which the Borrower has delivered to the Lender a Compliance Certificate in accordance with Section 6.02 of this Agreement pursuant to which it is demonstrated and certified to the Lender that (i) the ratio of Consolidated Total Debt at any time to Consolidated EBITDA for the Measurement Period then or most recently ended has not exceeded 2.50 to 1.00 for two (2) consecutive fiscal quarters and (ii) a Debt Service Ratio of at least 3.00 to 1.00 for two (2) consecutive fiscal quarters, in each of clauses (i) and (ii) above, excluding the effect of the amendments set forth in the Second Amendment to such calculations.

“Second Amendment” means the Amendment No. 2 to Credit Agreement dated as of September 5, 2013 among the Borrower, the Lender and the other parties thereto.

(c) Section 6.01 of the Credit Agreement is amended to add a new clause (j) at the end thereof to read as follows:

(j) Monthly Statements. Promptly after the same are available and in any event within 30 days after the end of each calendar month, internally prepared on a non-GAAP basis: (i) a consolidated income statement of the Borrower and its Subsidiaries, for such calendar month; (ii) consolidated balance sheet of the Borrower and its Subsidiaries as of the last Business Day of such calendar month; (iii) schedule showing any outstanding revolving credit or letter of credit commitments, and any outstanding amounts under any debt agreement of the Borrower and its

Subsidiaries as of the last Business Day of such calendar month; and (iv) consolidated statements of the balances of all accounts receivable owed to the Borrower and its Subsidiaries (other than intercompany receivables) and an account aging schedule, in each case including a schedule comparing those items described above with the same corresponding items shown in the related projections delivered pursuant to the preceding clause (i) wherever applicable.

(d) Section 7.02(a) of the Credit Agreement is amended by adding the following sentence as the last sentence of such Section 7.02(a):

Notwithstanding the foregoing, the Borrower shall not at any time (i) on or prior to April 30, 2014, increase the aggregate amount of its annual dividend above US$6,900,000 or (ii) declare or make any share repurchase at any time on or prior to the Compliance Date.

(e) On or prior to October 7, 2013, the Borrower covenants and agrees with the Lender to use its best efforts to obtain a fully executed copy of a Letter Agreement between Sumitomo Mitsui Banking Corporation (“SMBC”) and the Borrower with respect to the Loan Agreement dated October 17, 2012 (the “Sumitomo Facility”), in a form which is substantially similar to the letter agreement between SMBC and the borrower executed in connection with the First Amendment (“Amendment to Sumitomo Bank Facility”). In the event the Borrower does not obtain the Amendment to Sumitomo Bank Facility on or before such date, then on or before November 5, 2013, the Borrower shall provide to the Lender either an extension of the Sumitomo Facility or evidence of the payoff and termination thereof.

2. Effective Date. This Amendment shall be effective as of the date first written above upon the date when:

(a) the Lender shall have received this Amendment, duly executed by all parties signatory hereto;

(b) the Lender shall have received evidence satisfactory to the Lender that each Reference Agreement with Commerzbank AG, Nedbank acting through its London Branch, The Royal Bank of Scotland N.V. and the holders of the Borrower’s $150,000,000 4.10% Senior Unsecured Guaranteed Notes, Series A, due February 1, 2022 and U.S. $50,000,000 3.50% Senior Unsecured Guaranteed Notes, Series B, due February 1, 2020 has been amended on terms and conditions satisfactory to the Lender;

(c) the Borrower shall have paid to the Lender a non-refundable amendment fee of $10,000 which shall fully earned when paid; and

(d) the Borrower shall have paid to the Lender all reasonable out-of pocket expenses incurred by the Lender in connection with this Amendment and such other fees and expenses as the Lender shall require to be paid in connection with this Amendment.

3. Reaffirmation of the Loan Documents. Each Obligor by executing this Amendment as provided below, hereby affirms and agrees that:

(a) The execution and delivery by it of and the performance of its obligations under this Amendment shall not in any way amend, impair, invalidate or otherwise affect any of its obligations under the Loan Documents to which it is party except to the extent expressly amended hereby,

(b) Except as expressly amended and waived hereby, the Loan Documents remain in full force and effect as written.

4. Representations and Warranties. Each Obligor by executing this Amendment as provided below, hereby represents and warrants to the Lender that:

(a) It has the requisite power and authority and the legal right to execute, deliver and perform this Amendment and has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered on its behalf and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms except as limited by bankruptcy and similar laws and general principles of equity.

(c) After giving effect to this Amendment, there does not exist an Event of Default.

(d) None of such Persons has any existing claims, counterclaims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to any of the Loan Documents, and the Loan Documents, as amended hereby, constitute valid, legal, binding and enforceable obligations of such Persons, as appropriate.

5. No Other Amendment. Except as expressly amended hereby, the Credit Agreement and other Loan Documents shall remain in full force and effect as written.

6. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

[SIGNATURE PAGES FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

BANK OF THE WEST

By:	/s/ Nino Cordoves
Name: Nino Cordoves
Title: Vice President

UTi WORLDWIDE INC.

By	/s/ Lance E. D’Amico
Duly Authorized Signatory (acting pursuant to, and in accordance with, an empowering resolution of the Board of Directors of UTi Worldwide Inc.)

UTI (AUST) PTY LIMITED
UTI BELGIUM N.V.
UTI LOGISTICS N.V.
UTI NETWORKS LIMITED
UTI, CANADA, INC.
UTI CANADA CONTRACT LOGISTICS INC.
UTI DEUTSCHLAND GMBH
UTI (HK) LIMITED
UTI GLOBAL SERVICES B.V.
UTI NEDERLAND B.V.
UTI TECHNOLOGY SERVICES PTE. LTD.
UTI WORLDWIDE (SINGAPORE) PTE LTD
SERVICIOS LOGISTICOS INTEGRADOS SLI SA
UTI IBERIA S.A.
UTI WORLDWIDE (UK) LIMITED
UTI INVENTORY MANAGEMENT SOLUTIONS INC.
CONCENTREK, INC.
INTRANSIT, INC.
MARKET TRANSPORT, LTD.
SAMMONS TRANSPORTATION, INC.
UTI, UNITED STATES, INC.
UTI INTEGRATED LOGISTICS, LLC
KABUSHIKI KAISHA UTI

By	/s/ Lance E. D’Amico
Authorized Signatory

GODDARD COMPANY LIMITED
PYRAMID FREIGHT (PROPRIETARY) LIMITED
UTI INTERNATIONAL INC.

By	/s/ Lance E. D’Amico
Duly Authorized Signatory (acting pursuant to, and in accordance with, an empowering resolution of the Board of Directors of UTi Worldwide Inc.)